                                                                    EXHIBIT 10.1





                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            ZOLL MEDICAL CORPORATION
                                    as Buyer

                                  ZOLLSUB, INC.
                      as a wholly-owned subsidiary of Zoll

                           PINPOINT TECHNOLOGIES, INC.
                                 (the "Company")

                                       and

                                   DAVID BROWN
                                 DAVID G. COHEN
                                       and
                               ROBERT DURKIN, JR.


                                October 15, 1999

                          AGREEMENT AND PLAN OF MERGER

                                      INDEX
                                                                            PAGE

SECTION 1.  THE MERGER; EFFECTIVE TIME; CLOSING................................1
     1.1   The Merger..........................................................1
     1.2   Effective Time......................................................2
     1.3   Closing.............................................................2
     1.4   Effects of the Merger...............................................2
     1.5   Further Assurances..................................................2

SECTION 2.  CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
     SURVIVING CORPORATION.....................................................3
     2.1   Certificate of Incorporation........................................3
     2.2   The By-Laws.........................................................3

SECTION 3.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION................3
     3.1   Directors...........................................................3
     3.2   Officers............................................................3

SECTION 4.  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
     SHARES IN THE MERGER......................................................3
     4.1   Share Consideration for the Merger; Conversion or Cancellation of
         Shares in the Merger..................................................3
     4.2   Exchange and Payment Procedures.....................................5
     4.3   Dissenting Shares...................................................5

SECTION 5.  GENERAL REPRESENTATIONS AND WARRANTIES OF THE
     STOCKHOLDERS AND THE COMPANY..............................................6
     5.1   Making of Representations and Warranties............................6
     5.2   Organization and Qualifications of the Company......................6
     5.3   Capital Stock of the Company; Beneficial Ownership..................6
     5.4   Authority of the Company; Enforceability; No Conflict...............6
     5.5   Financial Statements................................................7
     5.6   Taxes...............................................................8
     5.7   Collectibility of Accounts Receivable...............................8
     5.8   Absence of Certain Changes..........................................8
     5.9   Ordinary Course....................................................10
     5.10  Banking Relations..................................................10
     5.11  Intellectual Property..............................................10
     5.12  Contracts..........................................................14
     5.13  Litigation.........................................................15

                                       (i)

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                                                                            PAGE

     5.14  Compliance with Laws...............................................16
     5.15  Insurance..........................................................16
     5.16  Warranty or Other Claims...........................................16
     5.17  Powers of Attorney.................................................16
     5.18  Finder's Fee.......................................................16
     5.19  Corporate Records; Copies of Documents.............................16
     5.20  Employee Benefit Programs..........................................16
     5.21  Transfer of Shares.................................................18
     5.22  Stock Repurchase...................................................18
     5.23  Year 2000..........................................................18

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS....................20
     6.1   Company Common Shares..............................................20
     6.2   Authority..........................................................20
     6.3   Securities Law Matters.............................................21

SECTION 7.  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.....................22
     7.1   Making of Covenants and Agreements.................................22
     7.2   Non-Disclosure and Non-Competition.................................22

SECTION 8.  REPRESENTATIONS AND WARRANTIES OF ZOLL AND
                   MERGER SUB.................................................23
     8.1   Making of Representations and Warranties...........................23
     8.2   Organization of Zoll and Merger Sub................................23
     8.3   Authority..........................................................23
     8.4   Litigation.........................................................24
     8.5   Finder's Fee.......................................................24
     8.6   Zoll Common Shares.................................................24

SECTION 9.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING......................24
     9.1   Survival of Warranties.............................................24

SECTION 10. INDEMNIFICATION...................................................25
     10.1  Indemnification by Stockholders....................................25
     10.2  Indemnification by Zoll............................................26

SECTION 11. MISCELLANEOUS.....................................................26
     11.1  Fees and Expenses..................................................27
     11.2  Governing Law......................................................27
     11.3  Notices............................................................27
     11.4  Entire Agreement...................................................28
     11.5  Assignability; Binding Effect......................................28
     11.6  Captions and Gender................................................28

                                      (ii)

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                                                                            PAGE

     11.7  Execution in Counterparts..........................................28
     11.8  Amendments.........................................................28
     11.9  Publicity and Disclosures..........................................29
     11.10 Specific Performance...............................................29
     11.11 Dispute Resolution.................................................29


                                      (iii)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER entered into as of October 15, 1999 by and among Zoll Medical Corporation, a Massachusetts corporation ("Zoll"), Zollsub, Inc., a Delaware corporation and a wholly-owned subsidiary of Zoll ("Merger Sub"), Pinpoint Technologies, Inc., a Delaware corporation (the "Company"), and David Brown, David G. Cohen and Robert Durkin, Jr. (collectively referred to as the "Stockholders" and individually as a "Stockholder").


                               W I T N E S S E T H

         WHEREAS, Merger Sub is a wholly-owned subsidiary of Zoll;

         WHEREAS, Zoll desires to acquire the Company through a merger of Merger Sub with and into the Company;

         WHEREAS, the Boards of Directors of the Company and Merger Sub each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms in and subject to the conditions of this Agreement;

         WHEREAS, the Board of Directors of Zoll has approved this Agreement and the transactions contemplated thereby; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:


SECTION 1.  THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2 below), Merger Sub and the Company shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, and (b) the Company shall continue as the surviving corporation in the Merger ("Surviving Corporation") and shall succeed to and assume all of the rights, properties, liabilities and obligations of Merger Sub.

         1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, Merger Sub and the Company shall cause the Merger to be consummated by filing on the Closing Date (as defined in Section 1.3) a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         1.3 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on October 15, 1999 at the offices of Goodwin, Procter & Hoar LLP, 53 State Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by Zoll, Merger Sub and the Company (the "Closing Date"). At the Closing, this Agreement shall have been duly approved by the holders of all of the outstanding shares of common stock of each of the Company and Merger Sub at a stockholder meeting or by written consent in lieu thereof, in accordance with applicable law and the respective Certificates of Incorporation and By-laws of such entities. In addition, (a) each Stockholder shall deliver or cause to be delivered to Zoll (i) certificates representing all of the Company Common Shares (as defined in Section 4.1(a) below) owned by such Stockholder, as set forth on EXHIBIT A; (ii) employment agreements in the form of EXHIBIT B, executed by each Stockholder (collectively, the "Employment Agreements"); (iii) option agreements in the form of EXHIBIT C, executed by each Stockholder (collectively, the "Option Agreements"); (iv) a registration rights agreement in the form of EXHIBIT D, executed by each Stockholder (the "Registration Rights Agreement"); (v) resignations of each of the directors of the Company, effective at the Effective Time; and (vi) the parties shall deliver such other documentation as may be reasonably agreed to by Zoll and the Stockholders in connection with the consummation of the transaction contemplated by this Agreement; and (b) Zoll shall deliver to the Company and the Stockholders (i) the amount of Zoll Common Shares (as defined in Section 4.1(a) below) set forth in Section 4.1(a); (ii) the Employment Agreements executed by Zoll; (iii) the Registration Rights Agreement executed by Zoll; (iv) the Option Agreements executed by Zoll; and (v) such other documentation as may be reasonably agreed to by Zoll and the Stockholders in connection with the consummation of the transactions contemplated by this Agreement.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         1.5 FURTHER ASSURANCES. The Stockholders from time to time after the Closing at the request of Zoll and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Zoll may reasonably require to fully implement the provisions of this Agreement.



                                        2

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SECTION 2.  CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
            SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, provided, however, that the parties shall take such steps as are permitted under the DGCL to amend the Certificate of Incorporation of the Surviving Corporation so that the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time shall be and become the Certificate of Incorporation of the Surviving Corporation.

         2.2 THE BY-LAWS. The By-Laws of the Company shall be the By-Laws of the Surviving Corporation, provided, however, that the parties shall take such steps as are permitted under the DGCL to amend the By-Laws of the Surviving Corporation so that the ByLaws of the Merger Sub immediately prior to the Effective Time shall be and become the ByLaws of the Surviving Corporation.


SECTION 3.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 DIRECTORS. From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of Richard Packer, A. Ernest Whiton and David Brown, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         3.2 OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation shall be those individuals listed on SCHEDULE 3.2 attached hereto until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


SECTION 4.  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
            SHARES IN THE MERGER

         4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. The manner of converting or canceling shares of the Company and the Surviving Corporation in the Merger shall be as follows:

                  (a) MERGER CONSIDERATION. Subject to Section 4.4, at the Effective Time, each share of common stock, no par value per share, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, if any), shall, by virtue of the Merger and without any action on the part of the

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



holder thereof, be converted into the right to receive 3,687.8441 shares of common stock, par value $.02 per share, of Zoll ("Zoll Common Shares"), rounded to the nearest whole number, such that Zoll shall issue an aggregate of not more than 409,350 shares at Closing in connection with the Merger plus an additional 3,000 Zoll Common Shares to be issued in consideration of the Agreements set forth in Section 7.2. The 409,350 Zoll Common Shares are hereinafter referred to as the "Merger Consideration."

                  (b) SHARE CANCELLATION. Each Company Common Share that is directly owned by the Company or any subsidiary of the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) STATUS OF SHARES. All Company Common Shares to be converted pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Company Common Shares (a "Company Certificate") shall thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares upon the surrender of such certificate in accordance with Section 4.2, a proportionate share of the Merger Consideration. Each share of common stock of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and a certificate for which shall be issued to the stockholder of Merger Sub.

                  (d) OPTIONS. At the Effective Time, the outstanding option to purchase Company Common Shares (each, an "Option") issued pursuant to an employment offer letter, shall be assumed by the Buyer and shall constitute an option to acquire 12,650 Zoll Common Shares (which is based on the number of Company Common Shares covered by the Option multiplied by 3,687.8441), at an exercise price of $.02 per Zoll Common Share (which is based on the exercise price per share of the Option divided by 3,687.8441, and rounded up to the nearest whole cent). Employment with the Company or any subsidiary thereof shall be credited to holders of Options for purposes of determining the number of vested Zoll Common Shares subject to exercise under converted Options after the Effective Time. None of the Options that is unvested at the Effective Time shall become vested as a result of the execution and delivery of this Agreement or the consummation of the Merger. As soon as practicable after the Effective Time, but no later than 30 days thereafter, the Surviving Corporation shall deliver to the holders of Options appropriate notices informing such holders that such options have been assumed by the Surviving Corporation and will constitute options to purchase Zoll Common Shares as provided above on substantially the same terms and conditions as their options (subject to the adjustments required by this Section 4.1 after giving effect to the Merger).

         4.2      EXCHANGE AND PAYMENT PROCEDURES.

                  (a) SHARE EXCHANGE. At or as soon as practicable after the Effective Time, Zoll shall make available, and each holder of common stock of the Company (each a "Company Stockholder") will be entitled to receive, upon surrender to Zoll of one or more

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certificates representing Company Common Shares for cancellation, that number of shares of Zoll Common Shares that such Company Stockholder is entitled to receive pursuant to Section 4.1 hereof. The certificates representing the Zoll Common Shares (the "Zoll Certificates") that each Company Stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time.

                  (b) INTEREST; TAXES. No interest shall accrue on the Merger Consideration. Neither Zoll nor any other party hereto shall be liable to a holder of Company Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

                  (c) PAYMENT. After the Effective Time, any holders of Company Common Shares who have not theretofore complied with this Section 4 shall thereafter look only to the Surviving Corporation for payment to which they are entitled.

                  (d) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

                  (e) STOCK TRANSFER BOOKS. After the Effective Time, there shall be no transfers of any Company Common Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with this Section 4.2.

         4.3 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such Stockholders instead shall be entitled to receive payment of the appraised value of such Company Common Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.2, of the certificate or certificates that, immediately prior to the Effective Time, evidenced such Company Common Shares.

SECTION 5.  GENERAL REPRESENTATIONS AND WARRANTIES OF THE
                           STOCKHOLDERS AND THE COMPANY.

         5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Zoll and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholders jointly and severally hereby make to Zoll and Merger Sub the representations and warranties contained in this Section 5.

         5.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         5.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

                  (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock without par value, of which 111 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 889 shares are authorized but unissued. Except as set forth in SCHEDULE 5.3, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Common Shares to which the Company or any of the Stockholders is a party.

                  (b) Each of the Stockholders owns beneficially and of record the Company Common Shares set forth opposite such Stockholder's name on EXHIBIT A, hereto free and clear of any liens, restrictions or encumbrances.

         5.4 AUTHORITY OF THE COMPANY; ENFORCEABILITY; NO CONFLICT.

                  (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and no other action on the part of the Company or the Stockholders is required in connection therewith.

         This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

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                           (i) does not and will not violate any provision of
         the Certificate of Incorporation or by-laws of the Company;

                           (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                           (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Company Common Shares, except as specifically identified on SCHEDULE 5.4.

         5.5 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Zoll the Consolidated balance sheets of the Company as of September 30, 1999 (herein the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the period then ended, certified by the Company's president and principal accounting officer copies of which are attached hereto as SCHEDULE 5.5.

         Said financial statements have been prepared in accordance with United States generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

                  (b) As of the date of the Base Balance Sheet and as of the Closing, the Company does not and will not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of their business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet, (ii) expressly set forth in Schedules furnished to Zoll hereunder as of the date hereof, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement.

         5.6 TAXES. Except as set forth in SCHEDULE 5.6, the Company has filed all tax returns which it is required to file under applicable laws and regulations; all such returns are complete and correct in all material respects; the Company has paid all taxes due and owing by it, whether or not shown on a return, and has withheld and paid over all taxes which it is obligated to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party (collectively "Taxes"); the Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the accrual for current taxes on the Base Balance Sheet would be adequate to pay all of the Company's tax liabilities for the year ending December 31, 1998; the assessment of any additional taxes for periods for which returns have been filed does not exceed the related recorded liability on the Base Balance Sheet; to the Company's knowledge, no foreign, federal, state or local tax audits are pending or being conducted with respect to the Company, no information related to tax matters has been requested by any foreign, federal, state or local taxing authority and no notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and to the Company's knowledge, there are no material unresolved questions or claims concerning the Company's tax liability; the Company has been a validly electing S Corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1994, and the Company will be an S Corporation up to and including the Closing Date. The Company has not filed a consent under Code
Section 341(f). The Company is not a party to any Tax allocation or sharing agreement. The unpaid Taxes of the Company (A) did not, as of the Base Balance Sheet, exceed by any material amount the reserve for tax liability set forth on the face of the Base Balance Sheet and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company in filing its tax returns. There are no liens on or other security interests in the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable.

         5.7 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown or reflected on the Base Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Base Balance Sheet) are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. The Company does not have any accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company, except as disclosed on SCHEDULE 5.7 hereto.

         5.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 5.8 attached hereto, since the date of the Base Balance Sheet there has not been:

                  (a) Any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

                  (b) Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

                  (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the date of the Closing;

                  (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                  (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

                  (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

                  (g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

                  (h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                  (i) Any change with respect to the officers or management of the Company;

                  (j) Any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                  (k) Any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

                  (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company;

                  (m) Any other transaction entered into by the Company other than transactions in the ordinary course of business; or

                  (n) Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         5.9 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistent with its prior practices.

         5.10 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are completely and accurately described in SCHEDULE
5.10 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         5.11 INTELLECTUAL PROPERTY.

                  (a) OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS. The Company is the exclusive owner of, and has good, valid and marketable title to all of the Intellectual Property Assets (as defined below) free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party (except as set forth in Schedule 5.11(h)) all of the Intellectual Property Assets. No claim is pending or, to the Company's or any of the Stockholder's best knowledge, threatened against the Company and/or its officers, employees, and consultants to the effect that the Company's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by the Company. All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.

                  (b) PATENTS. SCHEDULE 5.11(b) sets forth a complete and accurate list and summary description of all Patents. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

                  (c) TRADEMARKS. SCHEDULE 5.11(c) sets forth a complete and accurate list and summary description of all Marks. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company's or any of the Stockholder's knowledge, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

                  (d) COPYRIGHTS. SCHEDULE 5.11(d) sets forth a complete and accurate list and summary description of all Copyrights. All Copyrights that have been registered with the United States Copyright Office are identified on such Schedule and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Copyright is held by the Company by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of the Products to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

                  (e) TRADE SECRETS. The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees, and consultants of the Company and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth on SCHEDULE 5.11(e), (i) the

Company has not directly or indirectly granted any rights or interests in the source code of the Products, and (ii) since the Company developed the source code of the Products, the Company has not provided, licensed or disclosed the source code of the Products to any person or entity. The Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of any third party.

                  (f) OTHER INTANGIBLES. SCHEDULE 5.11(f) sets forth a complete and accurate list of Other Intangibles.

                  (g) EXCLUSIVITY OF RIGHTS. The Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets, except for the rights of any licensor of licensed Intellectual Property Assets referred to in (h) below. Except as set forth on SCHEDULE 5.11(g), the Company (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of its Intellectual Property Assets.

                  (h) LICENSES RECEIVED. All licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets are listed in SCHEDULE 5.11(h). All such licenses or other agreements are in full force and effect, to the knowledge of the Company there is no material default by any party thereto, and, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Zoll, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

                  (i) LICENSES GRANTED. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets are listed in SCHEDULE 5.11(i). Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Zoll.

                  (j) AFFIRMATIVE OBLIGATIONS. Except as set forth in SCHEDULE 5.11(j), the Company has no obligation to any other person to maintain, modify, improve or upgrade the Products.

                  (k) SUFFICIENCY. The Intellectual Property Assets constitute all of the assets of the Company used in designing, creating and developing the Products, and are all those necessary for the operation of the Company's business as currently conducted and planned to be conducted.

                  (l) INFRINGEMENT. None of the Products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of any other person.

                  (m) SOFTWARE PERFORMANCE. The Products perform in accordance with their documented specifications and other documentation and as the Company has warranted to its customers. Without limiting the foregoing and except as set forth on SCHEDULE 5.11 (m), to the knowledge of the Company and the Stockholders, the Products do not intentionally contain any "viruses", "time-bombs", "key-locks", or any other devices intentionally created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee.

                  (n) NONDISCLOSURE CONTRACTS. Each of the Nondisclosure Contracts is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                  (o) For purposes of this Agreement,

                           (i) "Intellectual Property Assets" means all of the
following, to the extent owned, licensed or used by the Company in any fashion:

                                    (i)(A) the Products (as defined below);

                                    (B) all patents, patent applications, patent
                           rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                                    (C) the name "Pinpoint Technologies, Inc.",
                           all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "Marks");

                                    (D) all copyrights in both published and
                           unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                                    (E) all know-how, trade secrets,
                           confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets");

                                    (F) all goodwill, franchises, licenses,
                           permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and

                                    (G) all customer lists and telephone
                           numbers, business strategies, outside analyst's plans and reports, outlooks, forecasts and other similar documents (collectively, "Other Intangibles")

                           (ii) "Products" means those computer programs and related documentation sold, marketed, and distributed by the Company. A complete list of the Products owned by the Company is provided on
         SCHEDULE 5.11(o)(ii) attached hereto.

                           (iii) "Nondisclosure Contracts" means all nondisclosure and/or confidentiality agreements entered into between the Company and persons in connection with disclosures by the Company relating to the Products and the Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided on SCHEDULE 5.11(o)(iii) attached hereto.

         5.12 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 5.12 (true and complete copies of which have been delivered to Zoll), the Company is not a party to nor subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any employment contract or contract for services which requires the payment of more than $25,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

                  (c) any contract or agreement for the purchase of any material or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $30,000 in the aggregate;

                  (d) any other contracts or agreements creating any obligations of the Company of $25,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                  (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (f) any contract or agreement involving more than $25,000 which by its terms does not terminate or is not terminable without penalty by the Company or its successor within one year after the date hereof;

                  (g) any contract or agreement for the sale or lease of the Company's Products not made in the ordinary course of business;

                  (h) any contract with any sales agent or distributor of Products of the Company;

                  (i) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

                  (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

                  (k) any license agreement (as licensor or licensee);

                  (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                  (m) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them.

         The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and does not have any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         5.13 LITIGATION. SCHEDULE 5.13 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in SCHEDULE 5.13, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company or the Stockholders, threatened against the Company or its affiliates which may have any material adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, SCHEDULE 5.13 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

         5.14 COMPLIANCE WITH LAWS. To the Company's knowledge, the Company is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         5.15 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 5.15 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company and is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party.

         5.16 WARRANTY OR OTHER CLAIMS. To the Company's knowledge, there are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 5.16 hereto. No claim has been asserted against the Company for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

         5.17 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 5.17, neither the Company nor any Stockholder has any outstanding power of attorney.

         5.18 FINDER'S FEE. Neither the Company nor any Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         5.19 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to Zoll for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Zoll and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Zoll pursuant to this Agreement.

         5.20 EMPLOYEE BENEFIT PROGRAMS.

                  (a) SCHEDULE 5.20 lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the Closing Date.

                  (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee

Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                  (c) The Company does not know and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company or Zoll. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

                  (d) Neither the Company nor any Affiliate (as defined below)
(i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                  (e) With respect to each Employee Program maintained by the Company within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Zoll: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

                  (f) For purposes of this section:

                           (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans

         (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in
         (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                           (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                           (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                           (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         5.21 TRANSFER OF SHARES. No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

         5.22 STOCK REPURCHASE. The Company has not redeemed or repurchased any of its capital stock.

         5.23 YEAR 2000.

                  (a) COMPANY'S BUSINESS AND OPERATIONS.

                           (i) The Company has (A) undertaken a comprehensive and detailed inventory, review and assessment of all areas within its business and operations to address the "Year 2000 Problem" (i.e., the risk that applications used by the Company or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date on or after January 1, 2000), (B) developed a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis, and (C) to date, implemented that plan in accordance with its timetable in all material respects;

                           (ii) The Company's Year 2000 program includes feasible contingency plans in an attempt to ensure uninterrupted and unimpaired business operation, including liquidity needs, in the event of its own or a third party's failure to be Year 2000 Compliant; and

                           (iii) The Company reasonably believes that the Year 2000 Problem will not have any material adverse effect on the business, operations, liquidity or prospects of the Company or the Surviving Corporation.

                  (b) PRODUCTS.

                           (i) Each of the Products is Year 2000 Compliant, is designed to be used prior to, on and after January 1, 2000 and when so used will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements of any agreements or applicable documentation with respect to the Products, including without limitation all specifications and/or functionality and performance requirements, during each such time period, and the transitions between them, in relation to dates it encounters or processes; and

                           (ii) All date recognition and processing by each of the Products will include the Four Digit Year Format and will correctly recognize and process the date of February 29, and any related data, during Leap Years; and that all date sorting by each of the Products that includes a "year category" shall be done based on the Four Digit Year Format.

                  (c) For purposes of this Section:

                           (i) "Four Digit Year Format" means a format that allows entry or processing of a four digit date where the first two digits will designate the century and the second two digits will designate the year within the century;

                           (ii) "Leap Year" means any year during which an extra day is added in February (the year 2000 is a Leap Year); and

                           (iii) "Year 2000 Compliant" means

                                    (A) with respect to the operations of the
                  Company or third parties, that all computer-controlled processes, electronic communications interfaces, software, hardware, machinery, equipment, programs, and tools operate for all date-sensitive functions before, on or after January 1, 2000 consistently, predictably, accurately and unambiguously, without interruption or manual intervention; and

                                    (B) with respect to the Products, that dates
                  before, on or after January 1, 2000, encountered and/or processed by the Products will be correctly recognized, calculated, sorted, stored, displayed and/or otherwise processed in any level of computer hardware or software, including, but not limited to, microcode, firmware, application programs, system software, utilities, files and databases; provided, however, that Year 2000 Compliant does not cover the compatibility or interoperating capability of the Products with any software or on any computer system that is not maintained or controlled by the Company.


SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

         As a material inducement to Zoll and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally makes to Zoll and Merger Sub each of the representations and warranties set forth in this Section 6 with respect to such Stockholder. No Stockholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

         6.1 COMPANY COMMON SHARES. Such Stockholder owns of record and beneficially the number of the Company Common Shares set forth opposite such Stockholder's name in EXHIBIT A. Such Company Common Shares are, and when delivered by such Stockholder to Zoll pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims under Article 8 of the Massachusetts Uniform Commercial Code or otherwise.

         6.2 AUTHORITY. Such Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Stockholder pursuant to this Agreement constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with their respective terms, and such Stockholder has full power and authority to transfer and deliver the Company Common Shares to Zoll pursuant to this Agreement. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

                           (i) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                           (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or on the Company Common Shares owned by such Stockholder.

         6.3 SECURITIES LAW MATTERS. Each Stockholder hereby represents and warrants to Zoll that with respect to such Stockholder's receipt of Zoll Common Shares hereunder:

                  (a) Each Stockholder is acquiring the Zoll Common Shares for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Each Stockholder is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Zoll Common Shares pursuant to the Agreement, is able to bear the economic risk of loss of its investment in Zoll, has been granted the opportunity to investigate the affairs of the Zoll and to ask questions of their officers and employees regarding the business, assets, liabilities, financial condition, cash flow and operations of Zoll, and has availed himself of such opportunity either directly or through his authorized representative; each Stockholder acknowledges that he has made his own independent examination, investigation, analysis and evaluation of Zoll, including his own estimation of Zoll's business; each Stockholder acknowledges that he has undertaken such due diligence as he has deemed adequate. Each Stockholder is an "accredited investor" as defined in the Securities Act; and

                  (b) Each Stockholder understands that because the shares of Zoll Common Shares have not been registered under the Securities Act nor under securities or "blue sky" laws of any jurisdiction, he cannot dispose of any or all of the shares of the Zoll Common Shares unless such Zoll Common Shares is subsequently registered under the Securities Act or exemptions from such registration are available. Each Stockholder acknowledges and understands it has no right to require Zoll to register the Zoll Common Shares, except as set forth in the Registration Rights Agreement. Each Stockholder further understands that the Zoll may, as a condition to the transfer of any of the Zoll Common Shares, require that the request for transfer be accompanied by an opinion of counsel as described below. Each Stockholder understands that each certificate representing the Zoll Common Shares will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

                  THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR THE HOLDER'S OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF

                  AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

         6.4 REPRESENTATION DISCLAIMER. Each Stockholder agrees that Zoll and Merger Sub shall not be deemed to have made to any Stockholder any representation or warranty other than those expressly made by Zoll or Merger Sub pursuant to Section 8 hereof. Without limiting the generality of the foregoing, neither Zoll nor Merger Sub has made any representation or warranty to any Stockholder with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to any Stockholder of future revenues, expenses or expenditures or future results of operations; or (ii) any other information or documents (financial or otherwise) made available to any Stockholder, their counsel, accountants or advisors with respect to Zoll and Merger Sub.

SECTION 7. COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.

         7.1 MAKING OF COVENANTS AND AGREEMENTS. The Company and the Stockholders jointly and severally hereby make the covenants and agreements set forth in this Section 7 and the Stockholders agree to cause the Company to comply with such agreements and covenants. No Stockholder shall have any right of indemnity or contribution from the Company or the Surviving Corporation with respect to the breach of any covenant or agreement hereunder.

         7.2 NON-DISCLOSURE AND NON-COMPETITION. In consideration of the agreements set forth in this Section 7.2, Zoll agrees to issue 1,000 Zoll Common Shares to each of David Brown, David G. Cohen and Robert Durkin, Jr. Each Stockholder, in consideration of such Zoll Common Shares and the other provisions of this Agreement, expressly covenants and agrees that such Stockholder, will not, directly or indirectly, (a) at any time following the Closing Date, disclose or furnish to any person, other than Zoll or the Surviving Corporation, any proprietary information of, or confidential information concerning, the Company, the Surviving Corporation or Zoll or any affiliate of Zoll except as required by law; and (b) for a period of three (3) years following the Closing Date, without the express written consent of the Zoll, directly or indirectly, anywhere in the world, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than Zoll whose business, activities, products or services are competitive with any business, activities, products or services conducted or offered by Zoll or the Surviving Corporation or any of their subsidiaries during any period in which the Stockholder serves as an officer or employee of Zoll or any of its subsidiaries, which business, activities, products and services shall include in any event the provision of information systems in the emergency medical systems or services, fire or rescue industries or the provision of other services currently provided by the Company or Zoll or currently contemplated to be provided by the Surviving Corporation or Zoll in such general areas of service. Notwithstanding the foregoing, the business of Integrated Management Solutions, LLC as conducted as of the date hereof shall not be deemed to violate the terms of the preceding sentence. In addition, no Stockholder will disparage Zoll, the Surviving Corporation, or the products or services conducted or offered by Zoll or the Surviving Corporation during any period in which the Stockholder served as an officer or employee of Zoll or any of its subsidiaries. Further, no Stockholder will, for a period of three (3) years following the Closing Date, (x) induce or attempt to induce any employee of the Company, the Surviving Corporation, Zoll or any of their subsidiaries to leave the employ of such entity, (y) hire directly or through another entity any person who was an employee of the Company at any time during the three (3) year period after the Closing Date, or (z) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, the Surviving Corporation, Zoll or any of their subsidiaries to cease doing business with any such entity, or in any way interfere with the relationship between such customer, supplier, licensee or business relation and such entity.


SECTION 8. REPRESENTATIONS AND WARRANTIES OF ZOLL AND
           MERGER SUB.

         8.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Zoll and Merger Sub hereby jointly and severally make the representations and warranties to the Company and the Stockholders contained in this Section 8.

         8.2 ORGANIZATION OF ZOLL AND MERGER SUB. Zoll and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Massachusetts and Delaware, respectively, with full corporate power to own or lease their properties and to conduct their business in the manner and in the places where such properties are owned or leased or such business is conducted by them.

         8.3 AUTHORITY. Each of Zoll and Merger Sub have full right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by them pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Zoll and Merger Sub of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Zoll and Merger Sub, respectively and no other action on the part of Zoll or Merger Sub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Zoll or Merger Sub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Zoll and Merger Sub respectively enforceable in accordance with their terms against the applicable party. The execution, delivery and performance by Zoll and

Merger Sub, respectively of this Agreement, and each such other agreement, document and instrument:

                           (i) does not and will not violate any provision of the Articles of Organization or by-laws of Zoll or the Certificate of Incorporation or By-laws of Merger Sub;

                           (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Zoll and Merger Sub, respectively or require Zoll or Merger Sub to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                           (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Zoll or Merger Sub is a party and which is material to the business and financial condition of Zoll and its parent and affiliated organizations on a consolidated basis.

         8.4 LITIGATION. There is no litigation pending or, to its knowledge, threatened against Zoll or Merger Sub which would prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

         8.5 FINDER'S FEE. Neither Zoll nor Merger Sub has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         8.6 ZOLL COMMON SHARES. The Zoll Common Shares, when issued pursuant to this Agreement, will be duly authorized, fully paid and non-assessable.

SECTION 9. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         9.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

SECTION 10. INDEMNIFICATION.

         10.1 INDEMNIFICATION BY STOCKHOLDERS. Each Stockholder severally agrees to indemnify and hold harmless Zoll and Merger Sub and their respective directors, officers, agents, affiliates and employees (each a "Zoll Indemnified Party") from and against any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character whether accrued, absolute, contingent or otherwise (including, but not by way of limitation, all reasonable attorneys' fees incurred by Zoll or Merger Sub and all amounts paid by it in settlement of any claim, action, suit or liability) (collectively, a "Claim"), which arise or result directly or indirectly by reason of:

                           (i) Any error, misstatement or omission in any representation or warranty made by the Company or any Stockholder in this Agreement, any Schedule or exhibit hereto, or in any document or instrument provided for herein or furnished or to be furnished to Zoll or Merger Sub in connection with this Agreement;

                           (ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of the Company or any Stockholder;

                           (iii) Inadequate reserves on the Base Balance Sheet for any Product or service of the Company produced or furnished by the Company on or prior to the Closing; and

                           (iv) Any action or inaction by the Company or any event, circumstance or condition occurring or existing with respect to the Company on or prior to the Closing;

provided, however, that (A) the indemnification obligation of the Stockholders hereunder shall be limited to the lessor of (A) $12,000,000 less any amounts paid to the Zoll Indemnified Parties pursuant to the indemnification provisions of the LLC Purchase Agreement executed by the parties hereto and Pinpoint Properties Management, LLC of even date herewith (the "LLC Purchase Agreement") (the "Indemnity Cap") and (B), if the Stockholders unanimously determine in their discretion, the Indemnity Cap shall be fully satisfied by the remittance to Zoll of 425,000 Zoll Common Shares in the aggregate, provided, however, that such limitations shall not apply to indemnification claims relating to or arising from a breach of any representation or warranty set forth in Sections 5.3, 5.4, 5.6, 6.1 and 6.2; (B) each Stockholder shall only be liable for his pro rata share of the total indemnification obligation (such pro rata share constituting the equivalent of each Stockholder's ownership percentage in the Company just prior to the Closing); (C) the obligation to pay any amounts due hereunder shall not commence until Buyer has registered one-half of the Zoll Common Shares pursuant to the terms of this Agreement and the Registration Rights Agreement, though the obligation to pay such amounts shall accrue irrespective of such registration or lack thereof; and (D) the indemnification obligation hereunder shall terminate twelve (12) months after the date such obligation commences, except that Claims relating to or involving tax matters shall expire on the date three months after the applicable statute of limitations relating thereto. In the event the Stockholders determine to satisfy their indemnification obligations with Zoll Common Shares, such stock shall be valued at the closing price of the Zoll Common Shares on the date Zoll notifies the Stockholders of the existence of the relevant Claim.

         10.2 INDEMNIFICATION BY ZOLL. Zoll and Merger Sub shall indemnify and hold harmless the Stockholders (each a "Seller Indemnified Party"), from and against any and all Claims which arise or result directly or indirectly by reason of:

                           (i) Any error, misstatement or omission in any representation or warranty made by Zoll or Merger Sub in this Agreement, any Schedule or exhibit hereto, or in any document or instrument provided for herein or furnished or to be furnished to the Stockholders in connection with this Agreement;

                           (ii) Any breach of or default in performance of any of the covenants, agreements or other undertakings of Zoll or Merger Sub;

                           (iii) Any Product or service of the Surviving Corporation produced or furnished after the Closing;

                           (iv) Any action or inaction by Zoll or Merger Sub or any event, circumstance or condition occurring or existing with respect to the Company after the Closing (except to the extent any Stockholder is, under the terms hereof or of any agreement contemplated hereby, liable or responsible therefor or obligated to indemnify Zoll or Merger Sub with respect thereto).

         Notwithstanding anything in this Section 10.2 to the contrary, Zoll and Merger Sub shall not be required to indemnify Seller Indemnified Parties with respect to any Claims in an aggregate amount in excess of $12,000,000 less any amounts paid to a Seller Indemnified Party pursuant to the LLC Purchase Agreement and the indemnification obligation hereunder shall terminate twelve
(12) months after the date such obligation commences.

SECTION 11.  MISCELLANEOUS.

         11.1 FEES AND EXPENSES.

                  (a) Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company or the Stockholders relating in any way to the purchase and sale of the Company Common Shares hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of the Company or any Stockholder shall be charged to or paid by the Company, the Surviving Corporation, or Zoll.

                  (b) The Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Common Shares to Zoll as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

         11.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions; provided, however, that the parties hereby agree that the venue for this agreement shall be in Denver, Colorado.

         11.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO ZOLL:                   Zoll Medical Corporation
                           32 Second Avenue
                           Burlington, MA  01603-4420

With a copy to:            Goodwin, Procter & Hoar  LLP
                           Exchange Place
                           Boston, MA  02109
                           Attn:  Raymond C. Zemlin, P.C.
                           Facsimile:  (617) 523-1231

TO COMPANY:                Pinpoint Technologies, Inc.
                           1800 38th Street, Suite 200
                           Boulder, CO 80301

With a copy to:            Holland & Hart LLP
                           Suite 500
                           1050 Walnut
                           Boulder, CO  80302
                           Attn:  Robert W. Planchard, Esq.
                           Facsimile (303) 473-2720



TO STOCKHOLDER:            at the address set forth on EXHIBIT A.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         11.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation, the Letter of Intent among the Company, Zoll and the Stockholders, dated September 1, 1999. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         11.5 ASSIGNABILITY; BINDING EFFECT. This Agreement shall only be assignable by Zoll to an affiliate of Zoll upon written notice to the Company and the Stockholders, and such assignment shall not relieve Zoll of any liability hereunder. This Agreement may not be assigned by the Stockholders or the Company without the prior written consent of Zoll. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         11.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         11.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         11.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         11.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Zoll and the Company.

         11.10 SPECIFIC PERFORMANCE. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company, the Stockholders or Zoll and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this

Agreement by the Company, the Stockholders or Zoll, the other party shall be entitled, in addition to any other remedies which it may have, to an injunction, specific performance or other appropriate equitable relief to restrain or remedy such breach without having to show or prove actual damage to Zoll, Merger Sub or the Stockholders, as the case may be.

         11.11 DISPUTE RESOLUTION. Except with respect to matters as to which injunctive relief is being sought, in the event of a dispute between the parties concerning their respective rights and obligations under this Agreement, or the breach, termination, negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement or the breach, termination, negotiation or validity thereof, in any case that the parties are unable to resolve amicably between themselves within sixty (60) days of proper notice from one party to another, such dispute shall be settled by arbitration in Denver, Colorado in an expedited manner in accordance with the Commercial Rules of the American Arbitration Association by a panel of three arbitrators. Zoll shall select one arbitrator, the other party to the dispute shall select one arbitrator, and the two arbitrators shall in good faith jointly select a third arbitrator. All arbitrators so selected shall be commercially sophisticated parties with knowledge of the software industry. The decision of the arbitrators shall be final and binding upon the parties. Each of the parties consents to the jurisdiction and venue of the courts of Denver, Colorado for the purposes of enforcing the dispute resolution provisions of this Section 11.11. Each party further irrevocably waives any objection to proceeding before the American Arbitration Association based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that dispute resolution before the American Arbitration Association has been brought in an inconvenient forum. Each of the parties hereto agrees that its or his submission to jurisdiction is made for the express benefit of the other parties hereto.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives. By their signatures below, each person signing this Agreement affirms or acknowledges, under penalty of perjury, that this Agreement is such person's act and deed or such corporations act and deed, as the case may be, and that the facts stated herein are true.


                                 ZOLL:


                                 By:    /s/ A. Ernest Whiton
                                        ---------------------------------------
                                 Title: Vice President and Chief Financial
                                        ---------------------------------------
                                        Officer
                                        ---------------------------------------

                                 MERGER SUB


                                 By:    /s/ A. Ernest Whiton
                                        ---------------------------------------
                                 Title:
                                        ---------------------------------------


                                 COMPANY:

                                 By:    /s/ David Brown
                                        ---------------------------------------
                                 Title: President
                                        ---------------------------------------

                                 STOCKHOLDERS:


                                 /s/ David Brown
                                 ----------------------------------------------
                                 David Brown

                                 /s/ David G. Cohen
                                 ----------------------------------------------
                                 David G. Cohen

                                 /s/ Robert Durkin, Jr.
                                 ----------------------------------------------
                                 Robert Durkin, Jr.

                                 CERTIFICATIONS

         It is hereby certified that the holders of a majority of the outstanding shares of each class of Pinpoint Technologies, Inc. entitled to vote on this Agreement and Plan of Merger have approved adoption of such Agreement by means of a written consent dated October 15, 1999, as permitted by Section 228 of the Delaware General Corporation Law.



                                 /s/ Robert Durkin, Jr.
                                 ----------------------------------------------
                                 Name: Robert Durkin, Jr.
                                 Secretary
                                 Pinpoint Technologies, Inc.

         It is hereby certified that all of the outstanding shares of each class of Zollsub, Inc. entitled to vote on this Agreement and Plan of Merger have voted approved adoption of Agreement by means of a written consent dated October 15, 1999, as permitted by Section 228 of the Delaware General Corporation Law.



                                 /s/ A. Ernest Whiton
                                 ----------------------------------------------
                                 Name: A. Ernest Whiton
                                 Secretary
                                 Zollsub, Inc.

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit    A:   List of Stockholders, Stockholdings and Consideration to be Paid
           B:   Form of Option Agreement
           C:   Form of Employment Agreement
           D:   Form of Registration Rights Agreement


Schedule  3.2       Officers of the Surviving Corporation
          5.5       Financial Statements
          5.6       Tax Disclosures
          5.7       Affiliated Accounts Receivable
          5.8       Absence of Changes
          5.10      Banking Arrangements
          5.11      Intellectual Property
          5.12      Contracts, etc.
          5.13      Litigation
          5.15      Insurance
          5.16      Warranty Claims
          5.17      Power of Attorney
          5.20      Employee Benefit Programs

                                                                       Exhibit A

        LIST OF STOCKHOLDERS, STOCKHOLDINGS AND CONSIDERATION TO BE PAID



                                          SHARES OF ZOLL       SHARES ISSUED FOR
                                         PAYABLE BY ZOLL          NONCOMPETE
                        OWNERSHIP OF
 NAME AND ADDRESS         COMPANY          PURSUANT TO
  OF STOCKHOLDER       COMMON SHARES         MERGER

   DAVID BROWN              50               184,392                 1,000

  DAVID G. COHEN            50               184,392                 1,000

ROBERT DURKIN, JR.          11                40,566                 1,000